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                                                                      EXHIBIT 46

                                     Contacts:  David A. Laundy
                                                The Loewen Group Inc.
                                                (604) 293-7857

                                                Thomas C. Franco
                                                Christopher G. Tofalli
                                                Broadgate Consultants, Inc.
                                                (212) 229-2222

For Immediate Release
=====================

        Loewen Group Responds to Antitrust Concerns of Additional State
               Authorities Regarding SCI's Acquisition Proposal
   Loewen Responds to Information Requests from Washington and Oregon State
       Attorney Generals; Nine States Now Reviewing Proposed Transaction
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CINCINNATI, October 20, 1996 -- The Loewen Group Inc. (NYSE: LWN) announced today that it has responded to information requests from the state attorney general offices of Washington and Oregon in connection with antitrust issues raised by the proposed acquisition of Loewen by Service Corporation International.

     Raymond L. Loewen, chairman of the board and chief executive officer of The Loewen Group said, "In the past few weeks we have seen mounting regulatory interest in SCI's effort to eliminate its most formidable competitor in the North American marketplace. The genie is clearly out of the bottle, and at this stage it is difficult to tell where these government investigations will lead." Mr. Loewen added: "There also appears to be growing recognition by the industry and consumer groups that it is far better to have two strong players competing for the acquisition of funeral homes and cemetery properties than one dominant consolidator. We hope to respond to the many questions and concerns being raised by industry participants during the National Funeral Association convention in Cincinnati this coming week."

     In addition to Washington and Oregon, the anti-competitive effects of the proposal have prompted regulatory scrutiny in New York, Florida, Hawaii, Texas, California, Pennsylvania, and Tennessee, as well as by the Federal Trade Commission and the Canadian Competition Bureau.

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